Exhibit 10(a)

PARKER-HANNIFIN CORPORATION

SUMMARY OF THE COMPENSATION OF THE NON-EMPLOYEE MEMBERS OF THE BOARD OF DIRECTORS
Adopted August 15, 2018 and September 7, 2018
Effective October 24, 2018

Annual retainer for Corporate Governance and Nominating
Committee Chair and Lead Director:                             $200,000

Annual retainer for Audit Committee Chair:                 $165,000

Annual retainer for Human Resources and Compensation
Committee Chair:                                         $165,000

Annual retainer for non-chair committee members:     $140,000

Meeting fees of $2,000 for attending each Board of Directors or Committee meeting that exceeds the number of regularly-scheduled meetings of the Board and relevant Committee in a fiscal year by more than two.

Annual restricted stock unit grant